                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Inland Resources Inc. on Form S-8 (File No. 33-41662), Form S-8 (File No. 33-84640), Form S-3 (File No. 33-84766) and Form S-3 (File No. 33-80392) of
our report dated July 15, 1996, on our audit of the Historical Summary of Oil and Gas Revenues and Direct Operating Expenses of Certain Oil and Gas Properties of Farmout, Inc. Acquired by Inland Resources Inc. for the eleven-month period from July 1, 1995 to May 31, 1996, which report is included in this Amendment No. One to Form 8-K dated June 12, 1996.



Coopers & Lybrand L.L.P.

Denver, Co.
July 18, 1996